Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Third Quarter Financial and Operating Results; Declares Quarterly Cash Distribution of $0.70 Per Unit and Updates Committed & Priced Sales Tons

2024 Quarter Highlights

●	Third quarter 2024 total revenue of $613.6 million, net income of $86.3 million, and EBITDA of $170.7 million
●	Increased oil & gas royalty volumes to 864 MBOE, up 11.9% year-over-year
●	Completed $10.5 million in oil & gas mineral interest acquisitions
●	Declares quarterly cash distribution of $0.70 per unit, or $2.80 per unit annualized
●	Increased committed & priced sales tons for the 2025 full year by 5.9 million tons to 22.5 million tons

TULSA, OKLAHOMA, October 28, 2024 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported financial and operating results for the three and nine months ended September 30, 2024 (the "2024 Quarter" and "2024 Period," respectively). This release includes comparisons of results to the three and nine months ended September 30, 2023 (the "2023 Quarter" and "2023 Period," respectively) and to the quarter ended June 30, 2024 (the "Sequential Quarter"). All references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.

Total revenues in the 2024 Quarter decreased 3.6% to $613.6 million compared to $636.5 million for the 2023 Quarter primarily as a result of reduced coal sales prices, which declined 2.1% due in part to lower export pricing in Appalachia, and lower transportation revenues. Net income for the 2024 Quarter was $86.3 million, or $0.66 per basic and diluted limited partner unit, compared to $153.7 million, or $1.18 per basic and diluted limited partner unit, for the 2023 Quarter as a result of lower revenues and increased total operating expenses. EBITDA for the 2024 Quarter was $170.7 million compared to $227.6 million in the 2023 Quarter.

Total revenues in the 2024 Quarter increased 3.4% compared to $593.4 million in the Sequential Quarter primarily as a result of increased coal sales volumes, which rose 6.7% to 8.4 million tons sold compared to 7.9 million tons sold. Net income and EBITDA for the 2024 Quarter decreased by 13.9% and 3.9%, respectively, compared to the Sequential Quarter as a result of higher total operating expenses, partially offset by increased revenues.

Total revenues decreased 4.3% to $1.86 billion for the 2024 Period compared to $1.94 billion for the 2023 Period primarily due to lower coal sales and transportation revenues, partially offset by higher oil & gas royalties and other revenues. Net income for the 2024 Period was $344.5 million, or $2.64 per basic and diluted limited partner unit, compared to $514.7 million, or $3.93 per basic and diluted limited partner unit, for the 2023 Period as a result of lower revenues and increased total operating expenses, partially offset by an increase in the fair value of our digital assets. EBITDA for the 2024 Period was $583.4 million compared to $747.7 million in the 2023 Period.

CEO Commentary

"We delivered sequential improvement in revenue, coal sales, and minerals volumes during the third quarter, however revenues were lower than our expectations primarily due to lower coal sales volumes and pricing related to export sales from our MC Mining, Mettiki and Hamilton operations, as well as shipping deferrals on some of our higher priced domestic contracted commitments," commented Joseph W. Craft III, Chairman, President, and CEO. "Segment Adjusted EBITDA Expense per ton sold was $46.11 during the 2024 Quarter, slightly higher than the Sequential Quarter and increasing 11.9% year-over-year due to a longwall move at our Tunnel Ridge operations and challenging mining conditions at all three Appalachia operations that lowered recoveries and increased costs related to roof control and maintenance. We took proactive steps during the 2024 Quarter to more closely align production with shipments at our MC Mining, Mettiki and Hamilton operations by reducing production due to high stockpile levels at each operation which also impacted our costs. As a result, coal inventory levels declined by over 0.5 million tons in the 2024 Quarter."

Mr. Craft added, "We are pleased to report that all of the major capital and mine infrastructure projects we have been investing in over the last several years are wrapping up and are projected to be on schedule to deliver lower mining expenses beginning next year."

Mr. Craft concluded, "We realized another solid quarter of year-over-year volumetric growth in our Oil & Gas Royalties business. We continue to reap the benefits of a minerals portfolio that is heavily weighted towards the Permian Basin, where top-tier upstream operators are actively drilling and completing new wells on our mineral acreage. Additionally, we continued to add to our position in the Permian, successfully closing $10.5 million of ground game acquisitions during the 2024 Quarter. As we have mentioned previously, we believe the value and prospects for our oil and gas royalty segment was a major contributor to the success of our Senior Notes offering earlier this year. We remain committed to growing this segment as a complement to our core coal operations, and as we scale the business, we believe investors will continue to recognize the intrinsic value the segment possesses as a growth vehicle."

Segment Results and Analysis

			% Change
	2024 Third	2023 Third	Quarter /	2024 Second	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	5.967	6.049	(1.4)%	5.787	3.1%
Coal sales price per ton sold	$56.61	$56.66	(0.1)%	$57.37	(1.3)%
Segment Adjusted EBITDA Expense per ton	$37.79	$35.25	7.2%	$37.35	1.2%
Segment Adjusted EBITDA	$114.6	$132.4	(13.4)%	$118.0	(2.9)%

Appalachia Coal Operations
Tons sold	2.412	2.407	0.2%	2.064	16.9%
Coal sales price per ton sold	$80.78	$85.74	(5.8)%	$87.54	(7.7)%
Segment Adjusted EBITDA Expense per ton	$65.42	$54.84	19.3%	$66.26	(1.3)%
Segment Adjusted EBITDA	$37.5	$74.8	(49.9)%	$45.3	(17.2)%

Total Coal Operations
Tons sold	8.379	8.456	(0.9)%	7.851	6.7%
Coal sales price per ton sold	$63.57	$64.94	(2.1)%	$65.30	(2.6)%
Segment Adjusted EBITDA Expense per ton	$46.11	$41.19	11.9%	$45.37	1.6%
Segment Adjusted EBITDA	$149.3	$204.3	(27.0)%	$160.2	(6.9)%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.864	0.772	11.9%	0.817	5.8%
Oil percentage of BOE	45.4%	43.9%	3.4%	43.6%	4.1%
Average sales price per BOE (3)	$39.87	$44.19	(9.8)%	$44.60	(10.6)%
Segment Adjusted EBITDA Expense	$5.8	$3.9	50.9%	$4.6	26.1%
Segment Adjusted EBITDA	$28.7	$31.4	(8.5)%	$31.3	(8.2)%

Coal Royalties
Royalty tons sold	5.109	4.993	2.3%	4.973	2.7%
Revenue per royalty ton sold	$3.26	$3.36	(3.0)%	$3.33	(2.1)%
Segment Adjusted EBITDA Expense	$5.6	$6.9	(18.4)%	$6.6	(15.7)%
Segment Adjusted EBITDA	$11.1	$9.9	11.6%	$10.0	11.1%

Total Royalties
Total royalty revenues	$51.3	$53.1	(3.3)%	$53.0	(3.2)%
Segment Adjusted EBITDA Expense	$11.4	$10.7	6.6%	$11.3	1.5%
Segment Adjusted EBITDA	$39.8	$41.3	(3.7)%	$41.2	(3.5)%

Consolidated Total
Total revenues	$613.6	$636.5	(3.6)%	$593.4	3.4%
Segment Adjusted EBITDA Expense	$393.7	$350.4	12.4%	$363.2	8.4%
Segment Adjusted EBITDA	$192.3	$247.7	(22.4)%	$202.0	(4.8)%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.

Coal Operations

Total coal sales volumes for the 2024 Quarter increased 6.7% compared to the Sequential Quarter while remaining relatively consistent compared to the 2023 Quarter.  Sequentially, tons sold increased by 3.1% in the Illinois Basin due to higher sales volumes from our River View and Hamilton mines.  In Appalachia, tons sold increased by 16.9% in the 2024 Quarter compared to the Sequential Quarter primarily due to improved conditions on the Ohio River allowing for higher shipments from our Tunnel Ridge operation. Coal sales price per ton decreased by 5.8% in Appalachia compared to the 2023 Quarter as a result of reduced export price realizations from our Mettiki and MC Mining operations.  Compared to the Sequential Quarter, coal sales prices decreased by 7.7% in Appalachia primarily due to reduced domestic price realizations across the region. ARLP ended the 2024 Quarter with total coal inventory of 2.0 million tons, representing an increase of 0.2 million tons and a decrease of 0.5 million tons compared to the end of the 2023 Quarter and Sequential Quarter, respectively.

Segment Adjusted EBITDA Expense per ton for the 2024 Quarter increased by 7.2% in the Illinois Basin compared to the 2023 Quarter due primarily to reduced production and higher beginning inventory cost per ton at our Hamilton and River View mines.  Increased expenses and lower production at our Hamilton mine during the 2024 Quarter was partially attributable to increased longwall move days compared to the 2023 Quarter.  In Appalachia, Segment Adjusted EBITDA Expense per ton for the 2024 Quarter increased by 19.3% compared to the 2023 Quarter due to a longwall move at our Tunnel Ridge operation, increased subsidence related expenses and challenging mining conditions at all three operations that lowered recoveries, and increased costs related to roof control and maintenance.

Royalties

Oil & gas volumes increased to 864 MBOE in the 2024 Quarter, representing an 11.9% and a 5.8% increase compared to the 2023 Quarter and Sequential Quarter, respectively, due to increased drilling and completion activities on our interests and acquisitions of additional oil & gas mineral interests. Segment Adjusted EBITDA for the Oil & Gas Royalties segment decreased 8.5% and 8.2% in the 2024 Quarter compared to the 2023 Quarter and Sequential Quarter, respectively, primarily due to reduced average realized sales prices per BOE.

Segment Adjusted EBITDA for the Coal Royalties segment in the 2024 Quarter increased by $1.2 million and $1.1 million compared to the 2023 Quarter and Sequential Quarter, respectively, as a result of increased royalty tons sold and reduced expenses, partially offset by reduced prices.

Balance Sheet and Liquidity

As of September 30, 2024, total debt and finance leases outstanding were $497.4 million, including $400 million in recently issued Senior Notes due 2029. The Partnership’s total and net leverage ratios were 0.64 times and 0.39 times debt to trailing twelve months Adjusted EBITDA, respectively, as of September 30, 2024. ARLP ended the 2024 Quarter with total liquidity of $657.7 million, which included $195.4 million of cash and cash equivalents and $462.3 million of borrowings available under its revolving credit and accounts receivable securitization facilities.

Distributions

ARLP is also announcing today that the Board of Directors of ARLP’s general partner (the "Board") approved a cash distribution to unitholders for the 2024 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on November 14, 2024, to all unitholders of record as of the close of trading on November 7, 2024. The announced distribution is consistent with the cash distributions for the 2023 Quarter and Sequential Quarter.

Outlook

"We have repeatedly warned about the impact of federal regulations on grid reliability, influencing what we believe to be the premature retirement of essential baseload power sources even as significant demand growth from AI, data centers, and manufacturing onshoring is being projected," commented Mr. Craft. "This summer's PJM capacity auction results highlight these concerns. Recognizing a potential crisis due to unexpectedly high demand growth, the delayed construction of new generation, and planned capacity retirements, particularly in our served markets, PJM prioritized baseload capacity over interruptible sources. This further supports recent third-party sources which indicate that greater than 40% of previously announced baseload power plant retirement dates have been deferred nationwide."

Mr. Craft concluded, "Many of our largest domestic customers have been active on the contracting side of late. Since our last update, we are in the process of finalizing commitments for 21.7 million tons over the 2025 to 2030 time period. We are also in active discussions with other customers to add to future commitments, that if secured, will lift our 2025 domestic sales order book to a level near our historical contracted position heading into the new calendar year. Looking longer-term, the underlying coal demand fundamentals of non-traditional demand growth is accelerating, particularly in the markets we serve in the Midwest, Mid-Atlantic, and Southeast."

ARLP is maintaining the following guidance for the full year ended December 31, 2024 (the "2024 Full Year") and updating our committed and priced sales tons:

2024 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	24.25 — 25.0
Appalachia Sales Tons	9.25 — 9.50
Total Sales Tons	33.50 — 34.50

Committed & Priced Sales Tons
2024 — Domestic / Export / Total	28.2 / 5.2 / 33.4
2025 — Domestic / Export / Total	21.0 / 1.5 / 22.5

Coal Sales Price Per Ton Sold (1)
Illinois Basin	$56.25 — $57.00
Appalachia	$83.00 — $84.00
Total	$63.75 — $64.50

Segment Adjusted EBITDA Expense Per Ton Sold (2)
Illinois Basin	$36.00 — $38.00
Appalachia	$57.00 — $60.00
Total	$43.00 — $45.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,500 — 1,600
Natural gas (000 MCF)	5,800 — 6,200
Liquids (000 Barrels)	750 — 800
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 13.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	20.4 — 21.5
Revenue per royalty ton sold	$3.15 — $3.35
Segment Adjusted EBITDA Expense per royalty ton sold	$1.15 — $1.25

Consolidated (Millions)
Depreciation, depletion and amortization	$280 — $300
General and administrative	$80 — $85
Net interest expense	$34 — $36
Income tax expense	$17 — $19
Total capital expenditures	$420 — $460
Growth capital expenditures	$25 — $30
Maintenance capital expenditures	$395 — $430

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations.

Conference Call

A conference call regarding ARLP's 2024 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call. International callers should dial

(201) 689-8560 and request to be connected to the same call. Investors may also listen to the call via the "Investors" section of ARLP's website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13749425.

Concurrent with this announcement we are providing qualified notice to brokers and nominees that hold ARLP units on behalf of non-U.S. investors under Treasury Regulation Section 1.1446-4(b) and (d) and Treasury Regulation Section 1.1446(f)-4(c)(2)(iii). Brokers and nominees should treat one hundred percent (100%) of ARLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  In addition, brokers and nominees should treat one hundred percent (100%) of the distribution as being in excess of cumulative net income for purposes of determining the amount to withhold. Accordingly, ARLP’s distributions to non-U.S. investors are subject to federal income tax withholding at a rate equal to the highest applicable effective tax rate plus ten percent (10%). Nominees, and not ARLP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of non-U.S. investors.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, infrastructure projects at our existing properties, growth in domestic electricity demand, preserving liquidity and maintaining financial flexibility, and our future repurchases of units and senior notes, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the planned retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic energy demand, should it materialize; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; the outcome or escalation of current hostilities in Ukraine and the Israel-Gaza conflict; the severity, magnitude and duration of any future pandemics and impacts of such pandemics and of businesses' and governments' responses to such pandemics on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers and operators, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of and investments into the infrastructure of our operations and properties, including the timing of such investments coming online; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, and the results of central bank policy actions, including interest rates, bank failures, and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, such as the Environmental Protection Agency's recently promulgated emissions regulations for coal-fired power plants, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 23, 2024, and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed on May 9, 2024 and August 7, 2024, respectively.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Tons Sold	8,379	8,456	24,904	25,829
Tons Produced	7,754	8,356	25,305	26,997
Mineral Interest Volumes (BOE)	864	772	2,579	2,296

SALES AND OPERATING REVENUES:
Coal sales	$532,647	$549,123	$1,607,185	$1,688,238
Oil & gas royalties	34,448	34,125	107,907	101,709
Transportation revenues	24,617	34,964	82,071	95,729
Other revenues	21,857	18,309	61,453	55,603
Total revenues	613,569	636,521	1,858,616	1,941,279

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	384,844	339,099	1,100,308	1,012,224
Transportation expenses	24,617	34,964	82,071	95,729
Outside coal purchases	8,192	11,530	27,912	15,739
General and administrative	21,878	20,097	64,569	61,312
Depreciation, depletion and amortization	72,971	65,393	204,974	199,582
Total operating expenses	512,502	471,083	1,479,834	1,384,586

INCOME FROM OPERATIONS	101,067	165,438	378,782	556,693

Interest expense, net	(9,527)	(7,736)	(26,553)	(29,845)
Interest income	2,175	2,669	5,535	8,084
Equity method investment loss	(2,327)	(1,842)	(3,032)	(3,784)
Change in fair value of digital assets	332	—	8,437	—
Other income (expense)	(681)	223	(2,245)	(173)
INCOME BEFORE INCOME TAXES	91,039	158,752	360,924	530,975

INCOME TAX EXPENSE	4,123	3,401	12,932	11,641

NET INCOME	86,916	155,351	347,992	519,334

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(635)	(1,652)	(3,467)	(4,660)

NET INCOME ATTRIBUTABLE TO ARLP	$86,281	$153,699	$344,525	$514,674

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$—	$—	$—	$1,384
LIMITED PARTNERS	$86,281	$153,699	$344,525	$513,290

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.66	$1.18	$2.64	$3.93

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,061,981	127,125,437	127,932,095	127,198,805

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$195,429	$59,813
Trade receivables	198,647	282,622
Other receivables	10,015	9,678
Inventories, net	177,503	127,556
Advance royalties	6,170	7,780
Digital assets	28,959	9,579
Prepaid expenses and other assets	9,785	19,093
Total current assets	626,508	516,121
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	4,451,796	4,172,544
Less accumulated depreciation, depletion and amortization	(2,290,205)	(2,149,881)
Total property, plant and equipment, net	2,161,591	2,022,663
OTHER ASSETS:
Advance royalties	76,295	71,125
Equity method investments	36,902	46,503
Equity securities	92,541	92,541
Operating lease right-of-use assets	16,092	16,569
Other long-term assets	22,244	22,904
Total other assets	244,074	249,642
TOTAL ASSETS	$3,032,173	$2,788,426

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$115,719	$108,269
Accrued taxes other than income taxes	21,336	21,007
Accrued payroll and related expenses	32,733	29,884
Accrued interest	10,637	3,558
Workers' compensation and pneumoconiosis benefits	15,790	15,913
Other current liabilities	46,662	28,498
Current maturities, long-term debt, net	22,275	20,338
Total current liabilities	265,152	227,467
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	456,316	316,821
Pneumoconiosis benefits	131,727	127,249
Accrued pension benefit	7,005	8,618
Workers' compensation	36,981	37,257
Asset retirement obligations	148,849	146,925
Long-term operating lease obligations	13,838	13,661
Deferred income tax liabilities	32,019	33,450
Other liabilities	15,176	18,381
Total long-term liabilities	841,911	702,362
Total liabilities	1,107,063	929,829

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,061,981 and 127,125,437 units outstanding, respectively	1,961,977	1,896,027
Accumulated other comprehensive loss	(58,623)	(61,525)
Total ARLP Partners' Capital	1,903,354	1,834,502
Noncontrolling interest	21,756	24,095
Total Partners' Capital	1,925,110	1,858,597
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$3,032,173	$2,788,426

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES	$634,711	$730,298

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(335,586)	(295,356)
Change in accounts payable and accrued liabilities	9,191	(23,006)
Proceeds from sale of property, plant and equipment	1,385	3,436
Contributions to equity method investments	(1,398)	(2,257)
Purchase of equity securities	—	(49,560)
JC Resources acquisition	—	(64,999)
Oil & gas reserve asset acquisitions	(15,176)	(13,902)
Other	4,151	6,273
Net cash used in investing activities	(337,433)	(439,371)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	75,000	—
Payments under securitization facility	(75,000)	—
Proceeds from equipment financings	54,626	—
Payments on equipment financings	(8,926)	(11,421)
Borrowings under revolving credit facilities	20,000	—
Payments under revolving credit facilities	(20,000)	—
Borrowing under long-term debt	400,000	75,000
Payments on long-term debt	(296,327)	(120,080)
Payment of debt issuance costs	(11,442)	(11,744)
Payments for purchases of units under unit repurchase program	—	(19,432)
Payments for tax withholdings related to settlements under deferred compensation plans	(15,544)	(10,334)
Excess purchase price over the contributed basis from JC Resources acquisition	—	(7,251)
Cash retained by JC Resources in acquisition	—	(2,933)
Distributions paid to Partners	(272,707)	(273,767)
Other	(11,342)	(7,745)
Net cash used in financing activities	(161,662)	(389,707)

NET CHANGE IN CASH AND CASH EQUIVALENTS	135,616	(98,780)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	59,813	296,023

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$195,429	$197,243

Reconciliation of Non-GAAP Financial Measures

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA,"  "Distribution Coverage Ratio" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA adjusted for certain items that we characterize as unrepresentative of our ongoing operations.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments and litigation expense accrual.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2024	2023	2024	2023	2024

Net income attributable to ARLP	$86,281	$153,699	$344,525	$514,674	$100,187
Depreciation, depletion and amortization	72,971	65,393	204,974	199,582	66,454
Interest expense, net	10,873	6,876	29,623	26,193	9,979
Capitalized interest	(3,521)	(1,809)	(8,605)	(4,432)	(2,786)
Income tax expense	4,123	3,401	12,932	11,641	3,860
EBITDA	170,727	227,560	583,449	747,658	177,694
Litigation expense accrual (1)	—	—	15,250	—	—
Change in fair value of digital assets (2)	(332)	—	(8,437)	—	3,748
Adjusted EBITDA	170,395	227,560	590,262	747,658	181,442
Equity method investment loss	2,327	1,842	3,032	3,784	152
Distributions from equity method investments	849	904	2,849	2,878	1,118
Interest expense, net	(10,873)	(6,876)	(29,623)	(26,193)	(9,979)
Income tax expense	(4,123)	(3,401)	(12,932)	(11,641)	(3,860)
Deferred income tax benefit (3)	(765)	(2,400)	(1,834)	(2,981)	(962)
Litigation expense accrual (1)	—	—	(15,250)	—	—
Estimated maintenance capital expenditures (4)	(60,171)	(58,910)	(196,367)	(190,329)	(65,471)
Distributable Cash Flow	$97,639	$158,719	$340,137	$523,176	$102,440
Distributions paid to partners	$90,725	$90,899	$272,707	$273,767	$90,736
Distribution Coverage Ratio	1.08	1.75	1.25	1.91	1.13

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which is subject to court approval) of certain litigation as described in Item 1 of Part II of ARLP’s Form 10-Q filed on August 7, 2024 with the SEC for the period ended June 30, 2024.
(2)	On January 1, 2024, ARLP elected to early adopt new accounting guidance which clarifies the accounting and disclosure requirements for certain crypto assets. The new guidance requires entities to measure certain crypto assets at fair value, with the change in fair value included in net income.
(3)	Deferred income tax benefit is the amount of income tax benefit during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(4)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2024 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.76 per ton produced compared to an estimated $7.05 per ton produced in 2023. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment. Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our method of computing free cash flow may not be the same method used by other companies. Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2024	2023	2024	2023	2024

Cash flows from operating activities	$209,272	$229,578	$634,711	$730,298	$215,766
Capital expenditures	(110,298)	(110,339)	(335,586)	(295,356)	(101,442)
Change in accounts payable and accrued liabilities	4,247	2,624	9,191	(23,006)	613
Free cash flow	$103,221	$121,863	$308,316	$411,936	$114,937

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations. Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, LLC ("Alliance Coal"), which holds our coal mining operations and related support activities.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2024	2023	2024	2023	2024

Operating expense	$384,844	$339,099	$1,100,308	$1,012,224	$351,605
Litigation expense accrual (1)	—	—	(15,250)	—	—
Outside coal purchases	8,192	11,530	27,912	15,739	10,608
Other expense (income)	681	(223)	2,245	173	958
Segment Adjusted EBITDA Expense	393,717	350,406	1,115,215	1,028,136	363,171
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(7,390)	(2,116)	(18,399)	(6,945)	(6,996)
Segment Adjusted EBITDA Expense – Coal Operations	$386,327	$348,290	$1,096,816	$1,021,191	$356,175

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which is subject to court approval) of certain litigation as described in Item 1 of Part II of ARLP’s Form 10-Q filed on August 7, 2024 with the SEC for the period ended June 30, 2024.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as Adjusted EBITDA adjusted for general and administrative expenses. Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2024	2023	2024	2023	2024

Adjusted EBITDA (See reconciliation to GAAP above)	$170,395	$227,560	$590,262	$747,658	$181,442
General and administrative	21,878	20,097	64,569	61,312	20,562
Segment Adjusted EBITDA	192,273	247,657	654,831	808,970	202,004
Segment Adjusted EBITDA – Non Coal Operations (1)	(43,021)	(43,322)	(134,455)	(132,735)	(41,775)
Segment Adjusted EBITDA – Coal Operations	$149,252	$204,335	$520,376	$676,235	$160,229

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.